EXHIBIT 21

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction

Bamboo Club, Inc.	Arizona
Cornerstone Productions, Inc.	Delaware
Main St. Midwest, Inc.	Kansas
Main St. California, Inc.	Arizona
Redfish America, LLC	Arizona
Redfish Cleveland, Inc.	Ohio